Exhibit 99.1

           LOGICVISION REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS
                        RESULTS IN LINE WITH GUIDANCE

    SAN JOSE, Calif., Oct. 25 /PRNewswire-FirstCall/ -- LogicVision, Inc. (Nasdaq: LGVN), a leading provider of yield learning capabilities that enable its customers to quickly and effectively improve product yields, today announced financial results for the third quarter ended Sept. 30, 2005.

    Revenues in the third quarter of 2005 were $2.2 million, compared with $2.5 million in the second quarter of 2005.

    Net loss in the third quarter of 2005 was $2.9 million, or a net loss of $0.15 per share, compared with a net loss of $2.8 million, or a net loss of $0.15 per share, reported in the second quarter of 2005.

    Gross margins in the third quarter were 66 percent, compared with 70 percent in the second quarter. The decrease in gross margins was a result of an increase in the cost of license revenues.

    Operating expenses were $4.4 million in the third quarter, compared with $4.6 million in the second quarter of 2005. The decrease was primarily due to lower general and administrative expenses.

    At Sept. 30, 2005, LogicVision had $14.2 million in cash, cash equivalents and investments, and no bank debt.

    New orders received during the third quarter totaled $7.0 million, compared with $2.1 million in the prior quarter. The company exited the third quarter with a record backlog of $19.8 million, including $5.7 million of deferred revenues, compared with a backlog of $15.3 million, including $6.3 million of deferred revenues, at the end of the second quarter.

    "Our bookings were the second highest in the company's history and our backlog going into the fourth quarter is very strong at $19.8 million," said James T. Healy, president and CEO of LogicVision. "Since we announced our newest product, LV2005 in June, it has been shipped to 11 customers worldwide. Of these 11, seven evaluations have been completed successfully and four are continuing or just about to start. We remain pleased with the level of customer interest in our LV2005 product."

    Guidance for the Fourth Quarter of 2005

     -- Revenues in Q4 are expected to be in the range of $2.3 million to $2.4 million

     -- Net loss in Q4 is expected to be in the range of $2.9 million to $3.2 million, or a net loss in the range of $0.15 to $0.17 per share.

    Conference Call

    LogicVision will broadcast its conference call discussion of third quarter 2005 financial results today, Oct. 25, 2005 at 2 p.m. Pacific time. To listen to the call, please dial 210-234-8000, pass code: "LogicVision." A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial 203-369-1975. The LogicVision financial results conference call will be available via a live web cast on the investor relations section of the company's web site at http://www.logicvision.com . An archived web cast of the call will be available at http://www.logicvision.com for one year.

    About LogicVision, Inc.

    LogicVision, Inc., provides unique yield learning capabilities in the design for manufacturing space. These capabilities enable its customers, leading semiconductor companies, to more quickly and efficiently learn to improve product yields. The company's advanced Design for Test (DFT) product line, ETCreate, works together with ETAccess and SiVision yield learning applications to enable increased profit by reducing device field returns, reducing test costs, and accelerating both time to market and time to yield. LogicVision solutions are used in the development of semiconductor ICs for products ranging from digital consumer goods to wireless communications devices and satellite systems. LogicVision was founded in 1992 and is headquartered in San Jose, Calif. For more information visit www.logicvision.com.

    FORWARD LOOKING STATEMENTS

    Except for the historical information contained herein, the matters set forth in this press release, including statements as to the Company's outlook, expected bookings, the features, benefits and enhancements of the Company's products, market opportunities, and the Company's expected financial results, including revenues and net loss, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the possibility that orders could be modified, cancelled or not renewed, the ability of the Company to negotiate and sign customer agreements and obtain purchase orders, trends in capital spending in the semiconductor industry, the timing and nature of customer orders, whether customers accept the Company's new products, the impact of competitive products and alternative technological advances, and other risks detailed in LogicVision's Form 10-K for the year ended December 31, 2004, Form 10-Q for the quarter ended June 30, 2005 and from time to time in LogicVision's SEC reports. These forward-looking statements speak only as of the date hereof. LogicVision disclaims any obligation to update these forward-looking statements.

    NOTE: LogicVision, Embedded Test and LogicVision logos are trademarks or registered trademarks of LogicVision, Inc. in the United States and other countries. All other trademarks and service marks are the property of their respective owners.

                                LOGICVISION, INC
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share amount)
                                   (Unaudited)

                                              THREE MONTHS ENDED        NINE MONTHS ENDED
                                                 SEPTEMBER 30,           SEPTEMBER 30,
                                           -----------------------   -----------------------
                                              2005         2004          2005        2004
                                           ----------   ----------   ----------   ----------
Revenues:
  License revenue                          $    1,250   $    1,662   $    5,440   $    4,111
  Service revenue                                 892          962        2,804        2,977
  Product revenue                                  58           69          168          278
                                           ----------   ----------   ----------   ----------
   Total revenues                               2,200        2,693        8,412        7,366
                                           ----------   ----------   ----------   ----------
Cost of revenues:
  License revenue                                 261           42          650          136
  Service revenue                                 468          691        1,568        1,977
  Product revenue                                  25           99           75          266
                                           ----------   ----------   ----------   ----------
   Total cost of revenues                         754          832        2,293        2,379
                                           ----------   ----------   ----------   ----------
Gross profit                                    1,446        1,861        6,119        4,987
                                           ----------   ----------   ----------   ----------
Operating expenses:
 Research and development                       1,394        1,220        4,461        3,659
 Sales and marketing                            1,943        1,530        5,693        4,368
 General and administrative                     1,054          980        3,622        3,366
                                           ----------   ----------   ----------   ----------
   Total operating expenses                     4,391        3,730       13,776       11,393
                                           ----------   ----------   ----------   ----------
Loss from operations                           (2,945)      (1,869)      (7,657)      (6,406)
Interest and other income                          81          106          211          324
                                           ----------   ----------   ----------   ----------
Loss before provision
 for income taxes                              (2,864)      (1,763)      (7,446)      (6,082)
Provision for income taxes                          9            4           39           36
                                           ----------   ----------   ----------   ----------
Net loss                                   $   (2,873)  $   (1,767)  $   (7,485)  $   (6,118)
                                           ==========   ==========   ==========   ==========
Net loss per common share,
 basic and diluted                         $    (0.15)  $    (0.11)  $    (0.40)  $    (0.38)
                                           ==========   ==========   ==========   ==========
Weighted average number of
 shares outstanding, basic
 and diluted                                   18,836       16,065       18,621       15,990
                                           ==========   ==========   ==========   ==========

                                LOGICVISION, INC
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                   (Unaudited)

                                                     SEPTEMBER 30,   DECEMBER 31,
                                                          2005           2004
                                                     -------------   -------------
                         ASSETS
Current Assets:
 Cash, cash equivalents and
  short-term investments                             $      14,175   $      21,342
 Accounts receivable                                         1,243           1,125
 Prepaid expenses and other current assets                   1,233           1,459
                                                     -------------   -------------
  Total current assets                                      16,651          23,926
Property and equipment, net                                  1,202             907
Long-term investments                                           --           4,960
Goodwill and intangible assets, net                          7,386           7,613
Other long-term assets, net                                  1,411           1,837
                                                     -------------   -------------
   Total assets                                      $      26,650   $      39,243
                                                     =============   =============
  Total cash, cash equivalents
   and investments                                   $      14,175   $      26,302
                                                     =============   =============
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Short-term debt                                    $          --   $       3,500
  Accounts payable and accrued liabilities                   3,125           2,866
  Deferred revenue, current portion                          4,672           4,885
                                                     -------------   -------------
   Total current liabilities                                 7,797          11,251
Deferred revenue                                               981           3,184
                                                     -------------   -------------
   Total liabilities                                         8,778          14,435

Stockholders' Equity:
  Common Stock                                                   2               2
  Additional paid-in capital                               104,358         103,734
  Deferred stock-based compensation                             --              (1)
  Accumulated other comprehensive income                        (1)             74
  Accumulated deficit                                      (86,487)        (79,001)
                                                     -------------   -------------
   Total stockholders' equity                               17,872          24,808
                                                     -------------   -------------
   Total liabilities and stockholders' equity        $      26,650   $      39,243
                                                     =============   =============

SOURCE  LogicVision, Inc.
    -0-                             10/25/2005
    /CONTACT: Bruce M. Jaffe, Vice President & CFO of LogicVision, Inc., +1-408-453-0146, or InvestorRelations@logicvision.com; or +1-650-470-0200, Christina Carrabino, Christina@stapleton.com, or Alexis Pascal,
Lexie@stapleton.com, both for LogicVision, Inc./
    /Web site:  http://www.logicvision.com/